UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

SOLAR THIN FILMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-19404 (Commission File Number)	95-4359228 (IRS Employer Identification No.)

25 Highland Blvd., Dix Hills, New York 11746
Telephone No.: (516) 417-8454
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Transactions

 On October 20, 2008, Robert M. Rubin, Chairman and Chief Financial Officer of Solar Thin Films, Inc. (the “Company”), formed Algatec Equity Partners, L.P., a Delaware limited partnership (the “Partnership”), for the purpose of acquiring up to 49% of the share capital of Algatec Solar AG, a stock corporation organized under the laws of Germany (“Algatec”). Effective as October 30, 2008, Algatec and members of Algatec senior management consisting of Messrs. Rainer Ruschke, Ullrich Jank, Dr. Stefan Malik and Andre Freud (collectively, the “Management Stockholders”), and R. Richter, Esq., as trustee for Mr. Ruschke and another Algatec stockholder (the “Trustee”), entered into a share purchase agreement (the “Algatec Share Purchase Agreement”). Under the terms of the Algatec Share Purchase Agreement, on November 3, 2008 (the “First Closing”) the Partnership invested and aggregate of $3,513,000, of which approximately €2,476,000 was represented by a contribution to the equity of Algatec to enable it to acquire all of the assets and equity of Trend Capital GmbH & Co Algatec Solarwerke Brandenburg KG, a German limited partnership (“Trend Capital”). The Partnership also purchased for €1.00 per share a total of 13,750 Algatec shares, representing 27.5% of the outstanding share capital of Algatec.

In addition to its equity investment at the First Closing, the Partnership has agreed, under the terms of a loan agreement entered into at the same time as the Algatec Share Purchase Agreement, to lend to Algatec on or before November 30, 2008 (the “Second Closing”), an additional $2,800,000 or approximately €2,000,000. The proceeds of the loan will be used to assist Algatec in completing the purchase of all of the assets and equity of the Trend Capital limited partnership. Upon funding of the loan, the Partnership will purchase for €9,250 an additional 9,250 shares, representing 21.5% of the outstanding share capital of Algatec, thereby increasing its ownership to an aggregate of 49% of the outstanding share capital of Algatec. The loan, together with interest at the rate of 6% per annum, is repayable on the earlier of December 31, 2011 or the completion of a proposed senior secured debt financing for Algatec of up to $50.0 million (the “Algatec Financing”). In the event that the Partnership timely funds the loan at the Second Closing, the Management Group will own 51% of the share capital of Algatec and the Partnership will own 49% of the share capital of Algatec.

The general partner of the Partnership is Algatec Management LLP, a Delaware limited liability company owned by The Rubin Family Irrevocable Stock Trust and other persons. Mr. Rubin and a business associate of Mr. Rubin are the managers of the general partner. Under the terms of the limited partnership agreement, the general partner agreed to invest a total of $165,000 in the Partnership in consideration for 5.0% of the assets, profits and losses of the Partnership. The limited partners, who invested an aggregate of $3,200,000 at the First Closing and additional persons the Partnership will seek to admit as limited partners by the Second Closing, will own 95.0% of the Partnership assets, profits and losses. The Rubin Family Irrevocable Stock Trust invested an additional $1,500,000, as a limited partner, on the same terms as other limited partners of the Partnership.

Effective as of October 30, 2008, the Trustee, the Management Group and the Partnership (collectively, the “Algatec Stockholders”) and Algatec entered into a stock exchange agreement with the Company (the “Stock Exchange Agreement”) under which the Algatec Stockholders (including the Partnership) agreed to exchange 100% of the share capital of Algatec for 50,000 shares of Company’s Series B-5 preferred stock which is convertible at any time at the option of the holder(s) into that number of shares of common stock of the Company (“Company Common Stock”) as shall represent 60% of the “Fully-Diluted Common Stock” of Company. The term “Fully-Diluted Common Stock” means the aggregate number of shares of Company Common Stock issued and outstanding as at the date of closing of the share exchange, after giving effect to (i) the issuance by the Company between the date of the First Closing and the closing of the share exchange of any Company Common Stock or shares issuable upon the conversion or exercise of any securities convertible into or exercisable for shares of Company Common Stock. However, Fully-Diluted Common Stock does not include, and the Algatec Stockholders will be subject to pro-rata dilution in connection with, (i) any shares of Company Common Stock issued or issuable upon exercise of the 12,000,000 currently outstanding warrants expiring on June 30, 2010 that are exercisable at exercise prices ranging from $2.20 to $3.30 per share, or (ii) any shares of Company Common Stock issued or issuable upon the conversion or exercise of any securities convertible into or exercisable for shares of Company Common Stock in connection with the Algatec Financing.

Under the terms of the Stock Exchange Agreement, each of Messrs. Ruschke, Malik, Jank and Freud will be employed under five year employment agreements with Algatec pursuant to which Mr. Ruschke will receive an annual salary of €180,000 (approximately USD $246,600) and each of Messrs. Malik, Jank and Freud will receive annual salaries of €100,000 (approximately USD $137,000), subject to 5% annual cost-of-living increases. In addition, such executives shall be entitled to receive annual bonuses equal to 10% of the annual net income before interest and taxes of Algatec (“EBIT”) for each of the five years, subject to an annual “cap” on such bonuses that will not exceed 100% of their annual salaries if annual EBIT is €10.0 million or less in any of the five fiscal years, and 200% of their annual salaries if such annual EBIT is more than €10.0 million in any of the five fiscal years. Each of Messrs. Ruschke, Malik, Jank and Freud have also agreed, for a period equal to the greater of five years or the term of their individual employment with Algatec, not to compete with the “business” of the Company (defined as (i) the manufacture and sale of photovoltaic module equipment of all types, (ii) the installation of turn-key module manufacturing facilities of all types; (iii) the manufacture and sale of photovoltaic cells or modules of all types; and (iv) the installation and operation of power projects, including the supplying of solar power electricity to private industry, consumers or local or foreign governments and municipalities).

Upon consummation of the Algatec acquisition, the board of directors of the Company shall be expanded to seven persons, of which three members of the board of directors shall be represented by the Management Stockholders. Messrs. Ruschke, Malik and Jank have agreed to serve on the Company’s board of directors.

As at the date of this Current Report, there are an aggregate of 57,783,600 shares of Company Common Stock issued and outstanding. Assuming no additional shares of Company Common Stock or securities are issued prior to the closing date of the Algatec acquisition, an additional 86,675,400 shares of Company Common Stock will be issued to all of the Algatec Stockholders, including 42,470,946 shares to be issued to the Partnership or its partners in respect of its 49% equity interest in Algatec, assuming the Partnership makes the additional $2,800,000 (approximately €2,000,000) loan at the Second Closing. In such connection, assuming it makes no further investment in the Partnership, The Rubin Family Irrevocable Stock Trust will receive as a partner of the Partnership (in addition to its current ownership of 6,117,114 shares of Company Common Stock), approximately an additional 10,511,558 shares of Company Common Stock. Through their ownership of 51% of the Algatec share capital, Messrs. Ruschke, Malik, Jank and Freud would receive in the share exchange transaction, an aggregate of 44,204,454 shares of Company Common Stock.

Consummation of the transactions contemplated by the Stock Exchange Agreement is subject to a number of conditions, including (i) completion on or before March 31, 2009 of the Algatec Financing on terms satisfactory to the Company and the Management Stockholders of Algatec, and (ii) delivery of audited financial statements of Trend Capital for fiscal 2006 and 2007 and as at October 31, 2008 and for the ten months then ended, as well as interim financial statements of Algatec as at December 31, 2008 and for the two months then ended.

There can be no assurance that the Algatec Financing will be completed on a timely basis or on terms satisfactory to the parties to the Stock Exchange Agreement, or that other conditions to closing will be met to enable the Company to complete its proposed acquisition of Algatec.

About Algatec

Trend Capital (which is currently managed by an affiliate of the Algatec Management Stockholders) was founded in 2005 and is engaged in the manufacture and assembly of metallurgic silicon crystalline solar panels or modules. Under its agreement with Trend Capital, with the proceeds of the Partnership’s capital contribution at the First Closing, Algatec will acquire 100% of the assets and partnership equity of Trend Capital on or before November 7, 2008.

Algatec has (through Trend Capital) a backlog of contracted-for orders for crystalline photovoltaic solar modules of approximately 92 MW in 2009. Approximately 87% of the 2009 backlog, or 80 MW, is represented by sales to Q-Cells International GmbH (“Q-Cells”), a leading producer of metallurgical crystalline and other solar cells capable of converting solar energy into electricity. Algatec has entered into an OEM agreement with Q-Cells for the sale of approximately 80 MW of crystalline photovoltaic solar modules in 2009, which Algatec believes will represent approximately $100.0 million in 2009 revenues. The OEM agreement with Q-Cells expires on December 31, 2009, and the renewal or extension of such agreement beyond such date is subject to negotiation and mutual agreement of the parties.

Under the terms of the Q-Cells OEM agreement, Q-Cells supplies Algatec with metallurgical crystalline cells and Algatec fabricates and assembles the photovoltaic crystalline solar modules which it sells to Q-Cells for use in power projects which Q-Cells installs or has an interest. Algatec has no monetary outlays for cells in this OEM relationship. Although Algatec believes that its OEM relationship with Q-Cells will continue beyond 2009, there can be no assurance that the Q-Cells OEM agreement with Algatec will be renewed or extended. Algatec also currently has two other OEM contracts for an additional 46 MW of modules to be delivered in 2010. The balance of Algatec’s 2009 sales backlog is anticipated to be derived from direct non-OEM sales to existing customers. Under its contracts with customers other than Q-Cells, Algatec purchases the metallurgical crystalline cells from Q-Cells, assembles them into solar modules and sells the modules.

In order to increase its production capacity to meet its order backlog, Algatec will have to significantly expand its existing manufacturing facility located in Prosen, Germany (approximately 80 miles from Dresden) and install five lines of crystalline module production equipment. Algatec has an agreement to acquire approximately 5 acres of land adjacent to its current 15,000 square foot facility and will construct an additional 100,000 square foot facility and install the necessary production equipment. The cost of such facility expansion and production lines is approximately $50.0 million. Algatec has already contracted to purchase from Komax Group, S.A. (“Komax”) additional equipment to automatically string and laminate metallurgical crystalline cells onto solar panels. Subject to consummation of the Algatec Financing, the anticipated completion date for the additional facility, delivery of the Komax equipment and commencement of the additional production is scheduled for July 2009.

There can be no assurance that Algatec will receive Algatec Financing proceeds in time to commence its additional production activities by the second half of 2009, if at all. Even if such funds are available on a timely basis, delays in delivery of equipment or problems with equipment operations could materially delay such additional production efforts.

Based on its unaudited statement of operations, for the nine months ended September 30, 2008, the Trend Capital predecessor to Algatec generated approximately €1.27 million (approximately USD $1.65 million) in net income on revenues of approximately €8.6 million (approximately USD $11.2 million).

The foregoing is a summary of certain material terms and conditions of the Share Purchase Agreement, the loan agreement and the Stock Exchange Agreement, as well as the proposed employment agreements with the Management Stockholders, and not a complete discussion of those agreements.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of those agreements attached to this Current Report on Form 8-K in Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description

10.1
Stock Exchange Agreement dated as of October 30, 2008 by and among Solar Thin Films, Inc., Algatec Equity Partners, L.P., Rainer Ruschke, Ullrich Jank, Dr. Stefan Malik, Andre Freud, Anderkonto R. Richter, as Trustee and Algatec Solar AG.

10.2
Share Purchase Agreement dated as of October 30, 2008 by and among Algatec Equity Partners, L.P., Rainer Ruschke, Ullrich Jank, Dr. Stefan Malik, Andre Freud, Anderkonto R. Richter, as Trustee, and Algatec Solar AG.

10.3	Loan Agreement, dated as of October 30, 2008 by and between Algatec Equity Partners, L.P. and Algatec Solar AG

10.4	Agreement of Limited Partnership of Algatec Equity Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR THIN FILMS, INC.

Date: November 6, 2008	By:	/s/ Robert M. Rubin
Robert M. Rubin
Chairman and Chief Financial Officer